Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No.1 to the Registration Statement (Form S-3 No. 333-221526) and related Prospectus of Myovant Sciences Ltd. for the registration of up to $300,000,000 of its Common Shares, Preference Shares, Debt Securities and Warrants and 49,800 Common Shares Offered by the Selling Securityholder and to the incorporation by reference therein of our report dated June 14, 2017, with respect to the consolidated financial statements of Myovant Sciences Ltd. included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

December 15, 2017